Exhibit 99.1

Date:	July 28, 2014
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ADDING TWO DIRECTORS TO EXPANDED BOARD

Stroudsburg, Pennsylvania, July 28, 2014 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.56 billion asset financial institution providing full service retail and commercial banking, financial and investment services, today announced the appointment of Timothy S. Fallon and Philip H. Hosbach, IV to its board of directors, increasing the size of the board to 12 directors. Fallon and Hosbach were also appointed to the Bank’s board of directors.

Fallon is the Chief Executive Officer of PBS39, a community-owned public television station and media provider serving the Lehigh Valley and other markets in eastern Pennsylvania and western New Jersey, and Executive Director of the PBS39 Foundation. Hosbach is Vice President, New Products and Immunization Policy, for Sanofi Pasteur, Inc., the Swiftwater, Pennsylvania-based vaccines division of Sanofi, a multi-billion dollar global healthcare company.

Gary S. Olson, President and CEO of ESSA Bancorp, stated: “We are pleased to welcome two individuals with a wealth of experience in corporate leadership and diverse backgrounds as directors of corporations and philanthropic organizations. Both are longtime Eastern Pennsylvania residents and are familiar with the markets ESSA serves, which will provide additional knowledge and insight to us.”

Fallon previously served as Project Director for PBS39 at SteelStacks, the $17 million state-of-the-art public media and education center built on the grounds of the former Bethlehem Steel Corporation, responsible for financing, construction and philanthropic support. The transformation of the Bethlehem Steel site has received national recognition. His prior corporate experience includes serving as Chief Executive Officer of a wine accessories business based in Allentown, Pennsylvania and as Chief Financial Officer of a privately owned chain of 200 beauty salons.

He is a founding director of Revere Bank of Laurel, Maryland, and a Managing Member of the Conserere Family of Funds. He was a founding director of Team Capital Bank, serving Pennsylvania and New Jersey markets prior to its sale to Provident Bank of New Jersey in 2014, and previously served as a director of Lafayette Ambassador Bank, based in Bethlehem, Pennsylvania. He is a member of the Executive Committee of the Minsi Trails Council, Boy Scouts of America. Fallon received a BA in Political Science and Masters of Administrative Science from the Johns Hopkins University.

Hosbach has more than 25 years of experience in the field of vaccines, primarily with Sanofi Pasteur, holding executive positions in clinical research, research and development, government relations and commercial operations, including marketing and sales. In his current position, he works on a national level, guiding government and community relations related to federal and state immunization policies, serves as Sanofi Pasteur’s principal liaison with several government health organizations, and directs a wide range of Sanofi Pasteur product initiatives.

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

He is a member of the board of directors of Sanofi Pasteur, Inc. as well as a member of the company’s management committee, and is chairman of Sanofi Pasteur’s U.S. Philanthropy Committee and Employee Political Action Committee boards of directors. He is a director of Pennsylvania Bio, an organization supporting the life sciences industry, and a former director of the Pocono Health System and Pocono Medical Center. An extensively published author on vaccines and immunology and a media commentator, Hosbach’s professional affiliations include membership in the Forum on Microbial Threats – Institute of Medicine of the National Academy of Sciences, and as an appointed member of United States’ National Vaccine Advisory Committee. He holds a bachelor’s degree in biology from Lafayette College in Easton, Pennsylvania.

“With ESSA Bancorp having grown into a larger, more geographically diverse organization, our expanded board of directors provides the Company with additional resources and capabilities,” said Olson. “We look forward to the contributions our new directors will make as board members.”

About The Company

ESSA Bancorp (NASDAQ: ESSA), headquartered in Stroudsburg, PA, is the holding company for ESSA Bank & Trust, a $1.56 billion asset institution with 27 banking offices serving markets in Eastern Pennsylvania, including Monroe, Lehigh, Northampton, Luzerne and Lackawanna Counties. The Bank provides a full range of retail and commercial banking services, asset management, investment advisory, insurance and employee benefits consulting.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of $1.55 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. ESSA Bank & Trust maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 27 community offices throughout the Greater Pocono, Lehigh Valley, Scranton and Wilkes-Barre markets in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global Select Market(SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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